Exhibit 3.29

CERTIFICATE OF MERGER

MERGING

LPI MERGER SUB, INC.,

a Delaware corporation

WITH AND INTO

LPI HOLDING COMPANY,

a Delaware corporation

(Under Section 251 of the General Corporation Law of the State of Delaware)

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), LPI Holding Company, a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of LPI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation

LPI Holding Company	Delaware

LPI Merger Sub, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of December 6, 2013 (the “Merger Agreement”), by and among The Matrixx Group, Incorporated, an Indiana corporation, Merger Sub, the Company, certain stockholders of the Company named therein both as Sellers (as defined in the Merger Agreement) and, solely for purposes of making the representations and warranties in Article IV thereof, as Representing Sellers (as defined in the Merger Agreement), and River Associates Investments, LLC, a Tennessee limited liability company, solely in its capacity as the representative of the Sellers, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 228 and 251 of the DGCL.

THIRD: The Company shall be the surviving corporation in the Merger. The name of the surviving corporation is “LPI Holding Company”.

FOURTH: The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the effective time of the Merger, shall be amended and restated upon the effectiveness of the Merger to read, in its entirety, as set forth on Exhibit A hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the surviving corporation at:

LPI Holding Company

1700 Lynch Road

Evansville, IN 47711

SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

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IN WITNESS WHEREOF, the undersigned, on behalf of the Company and not as an individual, for the purpose of effectuating the Merger of the Constituent Corporations, pursuant to the DGCL, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and accordingly has hereunto signed this Certificate of Merger this      day of December, 2013.

LPI HOLDING COMPANY,
a Delaware corporation

By:

Kevin Kuhnash
President and Chief Executive Officer

(DE Certificate of Merger -

LPI Merger Sub, Inc. with and into LPI Holding Company)

Exhibit A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LPI HOLDING COMPANY

ARTICLE ONE

The name of the corporation is LPI Holding Company.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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